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                                                                     EXHIBIT 3.7



                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     BLUEGREEN ASSET MANAGEMENT CORPORATION

         BLUEGREEN ASSET MANAGEMENT CORPORATION, a Delaware corporation, HEREBY CERTIFIES AS FOLLOWS:

         1. The name of the Corporation is Bluegreen Asset Management Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 22, 1990.

         2. The Certificate of Incorporation is not hereby amended but is restated in its entirety to read as follows:

         FIRST: The name of the Corporation (the "Corporation") is Bluegreen Asset Management Corporation.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, and the name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose for which the Corporation is organized and the nature of the business to be conducted by it is to engage in any activity and to exercise any powers permitted to corporations under the laws of the State of Delaware.

         FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, having $.01 par value per share.

         FIFTH: The Board of Directors is authorized to issue the stock of the Corporation.

         SIXTH: The name and the mailing address of the incorporator is as follows:

                  Name              Mailing Address
                  ----              ---------------

                  Boardman Lloyd    Choate, Hall & Stewart
                                    Exchange Place
                                    53 State Street
                                    Boston, MA  02109

         SEVENTH: The Corporation is to have perpetual existence.




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         EIGHTH: The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

         NINTH: The Corporation shall indemnify and hold harmless any director, officer, employee or agent of the Corporation from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Corporation, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the laws of the State of Delaware, as they may be amended from time to time. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction in which the director derived an improper personal benefit.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, Bluegreen Asset Management Corporation has caused this certificate to be signed by Patrick E. Rondeau, its President, this day of May, 1998.

                                       BLUEGREEN ASSET MANAGEMENT CORPORATION



                                       By: /s/ Patrick E. Rondeau
                                          -------------------------------------
                                              Patrick E. Rondeau, President